UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2015

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Pier 1, Bay 3
San Francisco, CA 94111
(Address and zip code of principal executive offices)

(415) 283-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Credit and Guaranty Agreement
On November 20, 2015, certain subsidiaries of Pattern Energy Group Inc. (the "Company") entered into Amendment No. 3 to the Amended and Restated Credit and Guaranty Agreement which increased the available limit under the existing revolving corporate credit facility by an additional $50 million from $450 million to $500 million. Other than the foregoing, there have been no other material changes to the terms of the facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See description under Item 1.01 – Amendment to Amended and Restated Credit and Guaranty Agreement above.

Item 8.01 Other Events.
On November 17, 2015, one of the Company’s projects, St. Joseph Windfarm Inc., consummated a refinancing of its project debt. Pursuant to the terms of the refinancing, the prior lenders to the project were repaid in full with borrowings from a new group of lenders. The interest rate on the term loan for the refinanced facility was reduced from a flat rate of 5.95% to a Canadian Dollar Offered Rate (CDOR) plus 1.625% (increasing by 0.125% every three years). The size of the refinanced term loan increased slightly from C$213 million to C$219 million to finance fees and costs associated with the refinancing. The term of the refinanced loan was extended from a maturity in March 2031 to a maturity in November 2033. In addition, while the refinancing reduced annual debt service payments compared to the prior financing for each of the years from 2016 through 2030, aggregate debt service payments through the length of the facility through 2033 are increasing by approximately 6.5% compared to the prior facility. The refinancing also established approximately C$25 million in new letter of credit facilities for the project to support various reserve requirements and security obligations under the power purchase agreement.

Provisions related to distribution conditions, prepayments, and covenants are substantially consistent with the Company’s other Canadian wind farm financings for the South Kent, Grand, and K2 projects.

On November 18, 2015, St. Joseph entered into interest rate swaps with each of the new lenders to manage exposure to interest rate risk. The swaps exchanged the variable CDOR rate for a fixed interest rate for 90% of the new term loan. As a result of the swaps, commencing January 1, 2016, the interest rate on the hedged portion of the refinanced term loan will be fixed at approximately 4% (increasing by 0.125% every three years).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 3 to Amended and Restated Credit and Guaranty Agreement dated as of November 20, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2015

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: Secretary